Exhibit 99.1

Lattice Announces Second Quarter 2016 Financial Results

Conference call today, Monday, August 22 at 2:00 p.m. ET

PENNSAUKEN, NJ, August 22, 2015 (Marketwire) -- Lattice Incorporated (OTCQB: LTTC) (“Lattice” or the “Company”), a cloud-solutions provider of inmate management network systems for correction facilities, announced its financial results for the second quarter ended June 30, 2016.

Second Quarter Highlights:

•	Total revenue decreased to $1.3 million, down from $2.4 million in the year-ago period
•	Of Total revenue:
o	Service revenue was even with prior year at approximately $1.2 million
o	Technology revenue decreased to approximately $124,000, down from $1.2 million in the year-ago period

“Our technology sales can experience quite a bit of volatility from quarter to quarter. While we experienced the negative side of this volatility in the second quarter, impacting total revenues, we anticipate full year revenue for technology sales to be on par with prior year results, and our service revenue, strengthened by the recent launch of our CellMate™ Mobile platform, is expected to resume its growth trend by year-end,” commented Paul Burgess, CEO of Lattice.

Service revenue was even with the prior year quarter at approximately $1.2 million. Service revenue derives mainly from recurring services provided to correctional facilities based on multi-year contractual relationships with local governments. This revenue consists primarily of call provisioning revenue, fees charged for prepaid account management, voicemail, support, software maintenance, and validation services. The slowdown in service revenue growth and decline in call provisioning revenue was due to reduced sales activity as we restructured our sales force and realigned targeted customer markets. Based on the existing sales pipeline and the launch of our CellMate product, we expect revenue growth to resume and offset customer churn later this year and into 2017.

Technology product revenues decreased to approximately $124,000 from $1.2 million in the prior year period. This revenue stream varies greatly period to period with the timing of shipments and larger orders. Quarter to quarter variations in this revenue materially impacts the Company’s operating results and cash flows but does not necessarily suggest a trend. We continue to expect full year revenue to be consistent with prior year levels. For 2015, we recorded technology sales totaling approximately $2.7 million.

Gross margin decreased to 29.7% from 48.3% in the prior year. The decrease in percentage in the current quarter was mainly attributable to revenue mix as total revenue included lower technology sales relative to service revenue. Technology revenue accounted for 9% of total revenue compared to 51% in the prior year. We expect gross profit as a percentage of revenues for both technology and service revenues to continue to track with historical levels at approximately 60% and 30%, respectively.

Additional information may be found in the Company's 10-Q filing with the U.S. Securities and Exchange Commission.

Conference Call

Lattice will hold a conference call today, August 22, with CEO Paul Burgess and CFO Joseph Noto, at 2:00 p.m. Eastern time (11:00 a.m. Pacific).

To participate in the call, please dial (877) 681-3377, or (719) 325-4842 for international calls, approximately 10 minutes prior to the scheduled start time. Conference ID: 8037855

A replay of the call will be available for two weeks from 5:00 p.m. ET on August 22, until 11:59 p.m. ET on September 5, 2016. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 8037855. In addition, a recording of the call will be available at http://www.redchip.com/company/home/LTTC for one year.

About Lattice Incorporated

Lattice is a provider of inmate management and communications solutions that improve efficiency, reduce administrative burden, and deliver recurring revenue opportunities for corrections facilities globally. Lattice's Corrections Operating Platform™ (COP) is comprised of innovative, highly secure solutions including phone systems, prepaid calling options, voicemail, on-site and remote video visitation and arraignment, point-of-sale kiosks, e-mail, text messaging, and social media. COP's inmate management module efficiently manages prison processes, including communications monitoring, commissary purchases, account funding and billing, biometrics, booking, incident reporting, and more. For more information, visit http://www.latticeinc.com.

Safe Harbor Statement

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-Q previously filed with the SEC.

Contact:

Investor Relations
Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447, ext. 107
jon@redchip.com
http://www.redchip.com

Corporate

Scott Raskas, Director of Marketing

Lattice Incorporated

Tel: +1-856-910-1166, x2113

sraskas@latticeinc.com

http://www.latticeinc.com

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